Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-A

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR
                  12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 M&A WEST, INC.
                       (formerly Buffalo Capital IV, Ltd.)
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Colorado                                       84-1356427
 -------------------------------               ---------------------------------
 (State or Other Jurisdiction of               (IRS Employer Identification No.)
  Incorporation or Organization)


                583 San Mateo Avenue, San Bruno, California 94066
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to the General Instruction A.(c), check the following box: [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to the General Instruction A.(d) , check the following box: []

Securities  Act  registration  statement file number to which this form relates:
(If  applicable)  Securities to be  registered  pursuant to Section 12(b) of the
Act:

Title of Each Class                         Name of Each Exchange on Which
To Be So Registered                         Each Class Is to Be Registered
-------------------                         -------------------------------


Common Stock, no par value per share      Boston Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant's Securities to Be Registered.

     Common Stock

     The Company's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock, no par value per share. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation. Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of then existing stockholders may be diluted.

     Preferred Stock

     The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, no par value per share. The Board of Directors of the Company is authorized to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into Common Stock. No preferred stock has been issued by the Company. The Company anticipates that preferred stock may be utilized in making acquisitions.

Item 2.  Exhibits.

Exhibit
Number                 Description of Document
-------                -----------------------

1.1 Specimen of Certificate for Common Stock (Filed as Exhibit 3.2 to the Registration Statement on Form 10SB, File No. 000-21955, and hereby incorporated herein by reference).

2.1 Articles of Incorporation, (Filed as Exhibits 2.1 to the Registration Statement on Form 10SB, File No. 000-21955, and hereby incorporated herein by reference).

2.2 By-Laws (Filed as Exhibit 2.2 to the Registration Statement on Form 10SB, File No. 000-21955, and hereby incorporated herein by reference).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                    M&A WEST, INC.
                                                    Registrant

                                                 By:/s/ SCOTT L. KELLY
                                                    -------------------------
                                                    Scott L. Kelly, President

Date: October 24, 2000